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                                                                 Exhibit 99.15

Intacs (Trademark), KeraVision's Non-Laser Product for Nearsightedness, Clears Another FDA Milestone

Pre-Market Approval (PMA) Application Deemed "Approvable" by FDA

Fremont, CA (February 16, 1999) -- KeraVision, Inc. (Nasdaq: KERA), the vision correction company, said that its Pre-Market Approval (PMA) application to sell Intacs (Trademark), a non-laser alternative for treating myopia, has been deemed "approvable" by the U.S. Food and Drug Administration (FDA).

By elevating KeraVision's application to "approvable" status, Intacs can be considered a step closer to receiving possible final FDA approval. The FDA action comes a month after the FDA's Ophthalmic Devices Panel unanimously recommended approval, with conditions, of Intacs for myopia.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said,
"KeraVision is gratified by the FDA's prompt action.   We very much
look forward to competing in the U.S. market with what is potentially the first approved non-laser approach for treating mild to moderate myopia."

Intacs (known during clinical studies as the KeraVision Ring, or Intrastromal Corneal Ring Segments) consist of clear, ultra-thin polymers that reshape the cornea when placed in the eye and outside of the central optical zone. The Intacs treatment does not require cutting or removing tissue from the optical zone like other surgical procedures.

In a clinical study, nearly four out of five Intacs patients achieved at least 20/20 vision, and more than half saw better than 20/20 based on clinical results submitted in KeraVision's PMA application.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for mild to moderate myopia (nearsightedness) and potentially for mild to moderate hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to KeraVision Intacs or the surgical procedure, competitive products and technology, market acceptance of KeraVision Intacs, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997, on Form 10-Q for the quarter ended September 30, 1998 and other SEC filings.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs are a registered
trademark or trademark
of KeraVision, Inc. in